Exhibit 99.1

News Release

For Immediate Release March 3, 2016	For Further Information, Contact: George Lancaster, Hines 713/966-7676 George.lancaster@hines.com

HINES GLOBAL REIT ANNOUNCES
NEW ESTIMATED NET ASSET VALUE PER SHARE OF $10.24

(HOUSTON) - Hines, the international real estate firm, announced today that the Board of Directors of Hines Global REIT, Inc. (“Hines Global REIT” or “the Company”) has established a new estimated net asset value (“NAV”) per share of $10.241 as of December 31, 2015, a net increase of approximately 8.5% over its last valuation of $9.44 per share as of December 31, 2014. Hines Global REIT is a diversified real estate investment trust sponsored by Hines that, as of December 31, 2015, holds a portfolio of 43 high-quality core assets that is 96% occupied and valued at approximately $5.5 billion2.

“We are extremely pleased with the continued strong performance of the Company’s high-quality and well-diversified portfolio,” said Sherri Schugart, the Company’s President and chief executive officer. Hines Global REIT’s portfolio -- 62% located in the United States, with the remainder in Great Britain, Germany, France, Australia, Poland and Russia - consists of 16.9 million square feet of office, retail, industrial, mixed-use and multifamily assets as of December 31, 2015.

Schugart attributed the bulk of the share price increase to a 9.9% rise in the value of the Company’s real estate holdings during 2015, offset by reductions to reflect the continued devaluation of the Euro, Australian dollar and British pound against the U.S. dollar as well as estimated closing costs related to a potential future liquidity event. Schugart added, “As the Company gets closer to consideration of a potential liquidity event3, management and the board of directors thought it appropriate to include an estimate of the closing costs in determining the new estimated NAV per share.”
Hines Global REIT used the same third-party valuation firms as it has in prior years. Cushman & Wakefield, Inc. provided MAI appraised values of every domestic asset, while Knight Frank, LLP provided appraised values of every international asset. Debt was valued by Jones Lang LaSalle while Cushman & Wakefield also provided a reasonableness opinion on the estimated NAV per share.
About Hines
Hines is a privately owned global real estate investment firm founded in 1957 with a presence in 199 cities in 19 countries. Hines has $87 billion of assets under management, including $43 billion for which Hines provides fiduciary investment management services, and $44 billion for which Hines provides third-party property-level services. The firm has 104 developments currently underway around the world. Historically, Hines has developed, redeveloped or acquired 1,100 properties, totaling over 346 million square feet. The firm’s current property and asset management portfolio includes 531 properties, representing over 186 million square feet. With extensive experience in investments across the risk spectrum and all property types, and a pioneering commitment to sustainability, Hines is one of the largest and most-respected real estate organizations in the world. Visit www.hines.com for more information.

Forward-Looking Statements

Statements in this press release, including intentions, beliefs, expectations or projections relating to the estimated NAV per share and the estimates related to a potential future liquidity event, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations, estimates, beliefs and assumptions that involve numerous risks and uncertainties, including, without limitation, Hines Global REIT’s ability to maintain occupancy levels and lease rates at its properties, Hines Global REIT’s ability to repay or successfully refinance its debt obligations, the future operating performance of Hines Global REIT’s investments, Hines Global REIT’s estimate of closing costs that Hines Global REIT would expect to incur in relation to a future potential liquidity event, and those risks set forth in the “Risk Factors” section of Hines Global REIT’s Annual Report on Form 10-K for the year ended December 31, 2014, as amended or supplemented by Hines Global REIT’s other filings with the SEC. Although these forward-looking statements reflect management’s belief as to future events, actual events or Hines Global REIT’s investments and results of operations could differ materially from those expressed or implied in these forward-looking statements. To the extent that Hines Global REIT’s assumptions differ from actual results, Hines Global REIT’s ability to meet such forward-looking statements may be significantly hindered. Stockholders are cautioned not to place undue reliance on any forward-looking statements.

1The estimated NAV per share is not a representation, warranty or guarantee that (i) a stockholder would be able to realize an amount equal to the estimated NAV per share if such stockholder attempts to sell his or her shares; (ii) a stockholder would ultimately realize distributions per share equal to the estimated NAV per share upon the Company’s liquidation or sale; (iii) shares of the Company’s common stock would trade at the estimated NAV per share on a national securities exchange or (iv) a third party would offer the estimated NAV per share in an arm’s-length transaction to purchase all or substantially all of the Company’s shares of common stock. The estimated NAV per share was calculated as of a moment in time, and although the value of Hines Global REIT’s common shares will fluctuate over time, the Company does not undertake to update the estimated NAV per share on a regular basis. As a result, stockholders should not rely on the estimated NAV per share as being an accurate measure of the then-current value of their shares in making a decision to buy or sell their shares, including whether to reinvest distributions by participating in the distribution reinvestment plan and whether to request redemption under Hines Global REIT’s share redemption program. See the Company’s Current Report on Form 8-K filed with the SEC on February 23, 2016 for a description of the methodology and assumptions used to determine the estimated NAV per share, as well as the limitations of the estimated NAV per share.
2Assumes 100% ownership in each of Hines Global REIT’s real estate assets and investments in real estate-related debt. We own less than 100% of the interests in five projects. Assuming the REIT’s effective ownership, the estimated aggregate value would be $5.3 billion; square feet would be 16.5 million and the percentage leased would be 96%.

3 There can be no assurances of the time frame in which the Company would execute any potential liquidity event or that the closing costs related to such an event would be incurred in the amount estimated by the Company.